Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Form S-8 Registration Statement pertaining to the CONSOL Energy Inc. Investment Plan for Salaried Employees, of our reports dated February 10, 2011, with respect to the consolidated financial statements and schedule of CONSOL Energy Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of CONSOL Energy Inc. and Subsidiaries included in CONSOL Energy Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Pittsburgh, Pennsylvania	/s/ Ernst & Young LLP

September 27, 2011